Exhibit 99.1 (a) 5

Notes to Pro Forma Combined Financial Statements

a)	Pro Forma Combined Balance Sheet Adjustments

The following Pro Forma adjustments were made to the historical combined balance sheet of the Company to reflect the acquisition of TechRx as if it had occurred on March 1, 2002.

(1)
To record NDCHealth’s acquisition of controlling interest in TechRx. NDCHealth purchased additional common and preferred shares in TechRx for $29 million, exercised $10 million in warrants for additional preferred shares and issued $12 million in NDCHealth common stock for a total purchase price of $51 million. Concurrent with the acquisition of controlling interest, NDCHealth converted its shares of TechRx preferred stock into common stock of TechRx.

Assets:
Cash and cash equivalents	$(29,000)
Investments	51,000

Total Assets	$22,000

Liabilities and Shareholders’ Equity:
Redeemable preferred stock	$(3,207)
Preferred stock	(30,800)
Common stock	66
Capital in excess of par	55,941
Total Liabilities and Shareholders’ Equity	$22,000

(2)
Consolidation of TechRx requires eliminating NDCHealth’s equity method investment and recording the minority owners’ interest in TechRx equity. The incremental intangible of $63,135 in NDCHealth’s investment in TechRx is allocated to customer list, software and goodwill.

Assets:
Intangible assets, net	$63,135
Investments	(74,632)

Total Assets	$(11,497)

Liabilities and Shareholders’ Equity:
Minority interest in equity of subsidiaries	$12,528
Preferred stock	(3,070)
Common stock	(31)
Warrants	(3,295)
Capital in excess of par	(59,155)
Retained earnings	41,469
Deferred compensation and other	38
Other comprehensive income	19

Total Liabilities and Shareholders’ Equity	$(11,497)

(3)
To eliminate certain inter-company transactions. NDCHealth and TechRx provide services to one another and therefore have related assets and liabilities. These balances are eliminated so that the Combined Balance Sheet reflects assets and liabilities associated only with other non-related entities.

Assets:
Accounts receivable, net	$(2,393)
Intangible assets, net	(11,400)
Other	(6,391)

Total Assets	$(20,184)

Liabilities and Shareholders’ Equity:
Accounts payable and accrued liabilities	$(5,850)
Other long-term liabilities	(14,334)
Total Liabilities and Shareholders’ Equity	$(20,184)

(4)
To conform TechRx’s presentation to NDCHealth’s presentation. $272 of Income tax receivable is presented by TechRx as a component of Prepaid expenses and other. $31 of Obligations under capital leases is presented by TechRx as a component of Other long-term liabilities.

(5)
To record deferred tax assets and liabilities associated with NDCHealth’s consolidation of TechRx. The acquisition created differences in NDCHealth’s book and tax assets therefore deferred tax liabilities have been created.

b)	Pro Forma Combined Statement of Income Adjustments

The following Pro Forma adjustments were made to the historical combined statements of income of the Company for the year ended May 31, 2001 and the nine months ended March 1, 2002 to reflect the acquisition of TechRx as if it had occurred on June 1, 2000.

(1)
To eliminate inter-company transactions. NDCHealth and TechRx provide services to one another and therefore have related revenues and expenses. TechRx has recorded amounts related to its Market Development Agreement with NDCHealth as amortization expense. These inter-company transactions have been eliminated so that the Combined Statement of Income reflects revenues and expenses associated only with other non-related entities.

(2)
To reflect the minority partners’ interest in the losses of TechRx. Because NDCHealth does not have complete ownership of TechRx, this amount reflects the minority partners’ interest in TechRx’s operating losses.

(3)
To eliminate NDCHealth’s equity in TechRx’s losses. NDCHealth previously accounted for its investment in TechRx under the cost method. Due to NDCHealth’s additional investment in TechRx in the fourth quarter of fiscal 2002, Accounting Principles Board Opinion No. 18 requires TechRx to be treated as if NDCHealth had accounted for TechRx as an equity investment since the inception of the initial investment.

(4)
To reflect the incremental interest costs of $1,364 for the year ended May 31, 2001 and $836 for the nine months ended March 1, 2002 associated with borrowing the cash portion of the acquisition price.

(5)
To reflect the amortization of acquired intangibles of $5,696 for the year ended May 31, 2001 and $1,904 for the nine months ended March 1, 2002. NDCHealth’s acquisition of a controlling interest in TechRx has resulted in acquired intangibles and goodwill.

(6)	To reflect the income tax effect of the above adjustments.